Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

XpresSpa Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security type	Security class title	Fee calculation rule	Amount registered (1)	Proposed maximum offering price per share	Maximum aggregate offering price	Fee rate	Amount of registration fee
Equity	Common Stock, $0.01 par value	457(h)	1,000,000 shares (2)	$1.64 (3)	$1,640,000 (3)	$92.70 per $1,000,000	$152.03
Total Offering Amounts					$1,640,000		$152.03
Total Fee Offsets							$0.00
Net Fee Due							$152.03
(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that becomes issuable under the XpresSpa Group, Inc. 2020 Equity Incentive Plan by reason of any stock splits, stock dividends, recapitalization or other similar transactions.
(2)	Represents shares issuable under an inducement stock option award (the “Inducement Award”) pursuant to an inducement stock option agreement entered into by the Registrant and an employee of the Registrant on January 14, 2022, in accordance with Nasdaq Listing Rule 5635(c)(4).
(3)	Based on the exercise price per share of the 1,000,000 shares issuable under the Inducement Award.